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                                                                     EXHIBIT 4.2



                        BUSINESS LOAN AGREEMENT ADDENDUM

              (LINE OF CREDIT WITH LETTER OF CREDIT ADVANCES - B.)


         This Addendum Agreement ("Addendum") is an integral part of the Business Loan Agreement executed by Borrower, and each and all of the terms, conditions, provisions and agreements set forth in the Business Loan Agreement are incorporated by this reference into this Addendum.


I.       LETTER/LINE OF CREDIT LOAN B.

         Under those terms and conditions set forth in the Business Loan Agreement and in this Addendum, and provided there shall exist no Event of Default, Bank agrees from time to time, at Borrower's request, to provide Borrower with Advances or Credit Advances in an aggregate amount up to but not to exceed the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the "Letter/Line of Credit Loan B.").


II.      LETTER/LINE OF CREDIT NOTE

         The Letter/Line of Credit Loan B. shall be signified by Borrower's execution and delivery to Bank of a promissory note to Bank's order in the amount of the Letter/Line of Credit Loan B. (the "Letter/Line of Credit Note B."). THIS LETTER/LINE OF CREDIT LOAN B. IS TO BE USED SOLELY TO FUND DRAWS UNDER THE LETTERS OF CREDIT AND BORROWER SHALL HAVE NO RIGHTS TO HAVE CASH ADVANCES UNDER THIS NOTE.


III.     EXPIRATION OF BANK'S COMMITMENT

         Bank's obligation to make any Credit Advance under the Letter/Line of Credit Loan B. and Letter/Line of Credit Note B. automatically shall (a) cease and terminate upon the maturity date stated in the Letter/Line of Credit Note B., and (b) suspend upon the earlier occurrence of any Event of Default unless and until Bank in writing agrees to waive the benefit of this provision. No subsequent Credit Advance by Bank shall be so construed, nor shall Bank be estopped thereby to refuse any subsequent Borrower request for a Credit Advance. THIS LETTER/LINE OF CREDIT LOAN B. IS TO BE USED SOLELY TO FUND DRAWS UNDER THE LETTERS OF CREDIT AND BORROWER SHALL HAVE NO RIGHTS TO HAVE CASH ADVANCES UNDER THIS NOTE.


IV.      CREDIT ADVANCE PROCEDURE

         Subject to Paragraph III above, Credit Advances will be made to Borrower by Bank's issuance of a commercial OR standby Letter of Credit, with such beneficiary and with such Letter of Credit draft instructions as Borrower shall specify and as are customary in Borrower's business and acceptable to Bank. Maximum Credit Advances available to Borrower under the Letter/Line of Credit Loan B. shall be automatically reduced by the amount of Bank's aggregate obligation under all Letters of Credit issued and outstanding from time to time, and in no event shall the total of unpaid Advances and open and outstanding Credit Advances at any time exceed the Letter/Line of Credit Loan
B. Credit Advances shall be made only under the following terms and conditions:

A. Each Letter of Credit request shall be made by submitting to Bank, on forms supplied by Bank, a Letter of Credit application (the "Application"), fully executed and completed to Bank's satisfaction. Borrower acknowledges and agrees that each Letter of Credit issued by Bank for the account of Borrower is subject to all terms and conditions set forth in the Application including, without limitation, the grant to Bank of a security interest in such collateral as is identified in the Business Loan Agreement and/or in the Application.

B. Borrower shall pay to Bank, for each Letter of Credit issued by Bank for the account of Borrower, all fees, charges, and expenses specified in Bank's International Department standard fee schedule then in effect including, without limitation, a three percent issuance fees, payment fees, amendment fees, non-utilization fees, communication and delivery expenses, and any and all costs and expenses, including reasonable attorneys' fees, incurred by Bank in defending any suit or claim brought against the Bank by any Letter of Credit beneficiary. For each Letter of Credit draft received and paid by Bank, Borrower's obligation to immediately put Bank in good funds shall be funded by an Advance under the Letter/Line of Credit Note B. to the extent unpaid Advances and other open and outstanding Credit Advances do not exceed the Letter/Line of Credit Loan, otherwise Borrower shall immediately pay Bank the entire amount of any Letter of Credit draft paid by Bank;

C. Any Letter of Credit issued by Bank shall have an expiry date of not more than twelve (12) months after the issue date.
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V.       EVENTS OF DEFAULT

         The occurrence of any of the following events shall constitute an Event of Default under this Addendum:

A. Any Event of Default under the Business Loan Agreement of which this Addendum is a part;

B.       Any Borrower breach of any provision or agreement in this Addendum;

C. Any representation or warranty made under this Addendum is or becomes false or misleading in any material respect;

D. The aggregate unpaid principal amount of all Advances and Bank obligations under all open Credit Advances exceeds the lesser of the Line of Credit Note or the maximum of Advances and Credit Advances available under the Advance Formula.


VI.      REMEDIES ON DEFAULT

         Upon the occurrence of any Event of Default under this Addendum, Bank shall have all remedies as are provided by law or by the Business Loan Agreement, the Line of Credit Note, the Application, or any mortgage, security or other collateral agreement.


VII.     DEFINITIONS

         The following terms used in this Addendum shall have the following meanings:

A. "ADVANCE" or "ADVANCES" shall mean a loan or loans of money from Bank to Borrower.

B. "AFFILIATE" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with Borrower, and all shareholders, directors, and officers of Borrower.

C. "CREDIT ADVANCE" shall mean the Bank's liability, direct or contingent, for or arising under any Letter of Credit issued by Bank.

D.       "LETTER OF CREDIT" shall have the meaning ascribed to such term under
         Article 5 of the Michigan Uniform Commercial Code, as amended from time to time, as supplemented by the Uniform Customs and Practice for Documentary Credits, ICC Publication 400, as amended from time to time.

         IN WITNESS WHEREOF, the parties have executed this Addendum on this 14 day of MAY, 1996.


                                      BORROWER

                                      UNIVERSAL STANDARD MEDICAL
                                      LABORATORIES, INC.,
                                      A MICHIGAN CORPORATION


                                      By: Alan S. Ker
                                         -----------------------------
                                          ALAN S. KER

                                      Its:  Vice President-Finance and Treasurer



                                      BANK

                                      MICHIGAN NATIONAL BANK
                                      a NATIONAL BANKING ASSOCIATION


                                      By: Lisa Davidson McKinnon
                                         -------------------------------
                                          LISA DAVIDSON MCKINNON

                                      Its: Vice President





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